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Exhibit 99.2

       LONESTAR LAUNCHES PROXIMITY MARKETING CAMPAIGN WITH ACE MARKETING &
                          PROMOTIONS AT JULY 3RD EVENT

    FANS TO RECEIVE CONTENT FREE OF CHARGE VIA BLUETOOTH AND WI-FI, LONESTAR
                  DEDICATED TO "THE FUTURE" OF MUSIC DELIVERY



Nashville, TN-LONESTAR and ACE MARKETING & PROMOTIONS (OTCBB: AMKT) continue to demonstrate their commitment to technology and the way people consume entertainment by delivering free content, direct to fans' mobile device's via bluetooth and wifi signals at their July 3rd event in Warner Robins Georgia. All consumers that enable their bluetooth or wifi device and then voluntarily opt-in to the incoming message, "Do you want to receive an incoming message from LONESTAR?" will receive a free piece of content from LONESTAR.

Proximity marketing is the wireless local distribution of content associated with a particular place. Message Transmissions can be received by individuals in that target area anywhere from 0 -300ft who wish to receive them and have their bluetooth enabled on their mobile device. "This really enhances this in-venue experience," stated Dean Sams, founding member of LONESTAR. "We are proud to be the first band to implement this as a part of what we do. It's about the fans, and their experience. We look forward to many more events with ACE Marketing, so that we can use this as a means of delivering great music to a market that demands more from us, everyday."

Michael Trepeta President of Ace Marketing and Promotions in Valley Stream N.Y. said, "Our technology is compatible with over 950 mobile phones from nearly all manufacturers. This ensures a tremendous customer reach. We have the ability to deliver the content to everyone who is willing to receive it, we are able to create the network and then deliver the campaign. It's all about engaging the consumer with something relevant."

Lonestar truly is the All American Band. With 15 years of proven success in sales and touring, over 10 million albums sold and 10 #1 hits, this sensational group will be an incredible addition to the 25th annual Independence Day Celebration.


About LONESTAR

For more information on Lonestar, please visit their website at www.lonestarnow.com.

ABOUT ACE MARKETING & PROMOTIONS INC.

ACE MARKETING & PROMOTIONS INC. (AMKT) www.acemarketing.net.

Ace Marketing & Promotions Inc., based in New York, is a full-service promotional marketing company offering a wide array of business solutions. Ace Marketing is a global leader in proximity marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Established in 1998, the Company has built a successful, scalable business platform capable of consolidating a portion of the promotional products industry.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995.

CERTAIN STATEMENTS IN THIS PRESS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCES OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES INCLUDING, WITHOUT LIMITATION, CHANGES IN LEVELS OF COMPETITION, POSSIBLE LOSS OF CUSTOMERS, AND THE COMPANY'S ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

For Media Inquiries & Interviews Contact:

Ace Marketing & Promotions
John Exley
AMKT@acornmanagement.com
404-474-4638 x13